Exhibit 99.1

Date: May 7, 2014

Spectra Energy Reports First Quarter 2014 Results

$1 Billion Ongoing EBITDA - More Than 20 Percent Increase over First Quarter 2013;

Distributable Cash Flow Up More Than 25 Percent

Significant EBITDA increase quarter-on-quarter from:

•	Expansion projects and 2013 acquisitions

•	Higher demand for fee-based services

•	Increased throughput and strong operational reliability

•	Stronger commodity prices

Spectra Energy Corp (NYSE: SE) today reported 2014 net income from controlling interests and ongoing net income of $419 million, or $0.62 diluted EPS, compared with $340 million, or $0.51 diluted EPS in 2013.

For the quarter, reported and ongoing earnings before interest, taxes, depreciation and amortization (EBITDA) was $1.01 billion, compared with $831 million in the prior-year quarter. Distributable cash flow for first quarter 2014 was $631 million, compared with $503 million in the prior-year quarter.

“Our results both financially and operationally exceeded our expectations in the first quarter 2014. New assets in our portfolio, increased winter demand on our system and higher commodity prices all helped to deliver an excellent quarter, and importantly, a strong start to the full year,” said Greg Ebel, chief executive officer, Spectra Energy.

“This past winter was a real test for our system, and we reliably met our customer demands throughout the season. The high utilization rates of our pipeline and storage facilities further demonstrate the value of our assets and underscore the need for continued growth of our footprint - all of which directly translates into significant value for our customers and investors,” Ebel added.

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BUSINESS UPDATES

Spectra Energy’s U.S. Transmission and Liquids businesses, which make up the Spectra Energy Partners reporting segment, had a strong quarter. The natural gas pipelines in this segment performed extremely well this past winter, experiencing the highest total delivered quantity of natural gas ever on its Algonquin, Texas Eastern and East Tennessee systems. On Texas Eastern, 24 new peak days were recorded due in large part to the New Jersey-New York Expansion, which was put into service on November 1, 2013.

The company’s footprint is strategically located to benefit from the changing market dynamics driven by the unprecedented shale gas developments and significant demand growth in the Gulf Coast and Southeast U.S. The Texas Eastern system moved gas both north and south during high customer demand periods this winter, and several projects are underway to enable Texas Eastern to flow up to 2 billion cubic feet a day (bcf/day) of gas bi-directionally by 2017.

TEAM 2014 and TEAM South will be the first Texas Eastern projects with a firm path for Marcellus supply to move south, and Spectra Energy will complete work on six compressor stations that will allow the system to deliver additional gas south while retaining full capacity to northeast markets. By 2015, expansion projects such as OPEN will bring incremental supplies to the south and Uniontown to Gas City will bring supplies to the west. Finally, the two-phased Gulf Markets expansion will provide natural gas to southern markets by mid-2016 and mid-2017.

The company continues to have an impressive backlog of projects and opportunities that ensure continued growth and long-term shareholder value creation. Spectra Energy has identified $35 billion of expansion capital opportunities to serve its customers in North America between 2013 and the end of the decade.

Spectra Energy is making solid progress on the Sabal Trail pipeline into Florida, which will serve Florida Power and Light’s growing need for access to natural gas to fuel new power-generation facilities. The Algonquin Incremental Market project, or AIM, is 100 percent subscribed by virtually all the major local distribution companies in New England. The company submitted its FERC filing for AIM in February and expects to receive its certificate in the first quarter of 2015.

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NEXUS, which will bring supply diversity to Eastern Canada by delivering Utica and Marcellus gas, is advancing and is expected to be anchored by commitments from Eastern Canadian and Midwest LDCs for about half the capacity, with the remainder to be subscribed by Appalachian producers. Since the beginning of the year, Spectra Energy also has advanced the Atlantic Bridge project, announced earlier this year, conducting an open season and receiving strong interest.

The company’s liquids business continues to perform well with the increase in Express-Platte contracted volumes. Further, contracts on Sand Hills and Southern Hills continue to ramp up in line with expectations.

Spectra Energy also is pursuing a number of projects to grow its crude oil business through the end of the decade. The Inland California Express project, in development with Questar Corporation, includes a new rail terminal in Southern California and reactivation of an existing pipeline into the Los Angeles/Long Beach refining complex. Additionally, the company is also advancing business development efforts in Western Canada as well as expansion plans on the Express-Platte line.

Along with these projects, which are in various phases of execution and advanced development, the company also is evaluating longer-term opportunities related to Liquefied Natural Gas (LNG) in the Gulf and the need for more pipeline infrastructure to serve electric generators and industrial demand. DCP Midstream also has $2 billion of expansions underway.

At Union Gas, the company is executing on the Dawn-Parkway expansion, having received approval from the Ontario Energy Board (OEB) in January. The first phase of the project is expected to be placed in service in the fourth quarter of 2015. Union Gas also received strong responses to the project’s 2016 open season and anticipates filing a facilities application for this second phase of the project with the OEB this summer.

In Western Canada, Spectra Energy expects to place the North Montney project in service later this month. The company is advancing in the regulatory approval process, as expected, on the Westcoast Connector project. On May 6, our submission of an Environmental Assessment Certificate Application was formally accepted for review by the B.C. Environmental Assessment Office. This milestone begins an extensive 180-day review process, which includes a 45-day public comment period beginning May 14.

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SEGMENT RESULTS

Spectra Energy Partners

Spectra Energy Partners reported first quarter 2014 EBITDA of $429 million, compared with $347 million in first quarter 2013.

Quarterly EBITDA results reflect increased earnings from the acquisition of the Express-Platte pipeline system in March 2013, and expansions primarily on Texas Eastern, including the NJ-NY Project. Additionally, higher natural gas transportation revenues due to record winter demand contributed to the increase in earnings.

Distribution

Distribution reported first quarter 2014 EBITDA of $226 million, compared with $220 million in first quarter 2013. The increase was mainly due to higher customer usage as a result of record cold winter weather and a favorable decision from the Ontario Energy Board regarding the treatment of certain past revenues realized from the optimization of upstream transportation contracts as utility earnings. These increases were partially offset by the effect of a weaker Canadian dollar, higher operating fuel costs, and earnings sharing under the incentive rate framework.

Western Canada Transmission & Processing

Western Canada Transmission & Processing reported first quarter 2014 EBITDA of $237 million, compared with $190 million in first quarter 2013. The increase over last year’s quarter was due primarily to higher earnings attributable to stronger propane prices at the Empress natural gas liquids (NGL) business, which were partially offset by the effect of a weaker Canadian dollar.

Field Services

Field Services reported first quarter 2014 EBITDA of $130 million, compared with $88 million in first quarter 2013. The increase in EBITDA was mainly driven by higher commodity prices, higher volumes and margins as a result of expansions, and favorable results from gas and NGL marketing in first quarter 2014. These increases were partially offset by higher interest expense, depreciation expense, and operating costs in first quarter 2014, all associated with asset growth.

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During the first quarters of 2014 and 2013, respectively, DCP’s realized NGL prices averaged $1.06 per gallon versus $0.89 per gallon, NYMEX natural gas averaged $4.94 per million British thermal units (MMBtu) versus $3.34 per MMBtu, and crude oil averaged approximately $99 per barrel versus $95 per barrel.

DCP Midstream paid distributions of $59 million to Spectra Energy in first quarter 2014, with year-to-date distributions through April of $136 million.

Other

Ongoing net costs were $17 million, compared with $14 million in first quarter 2013.

Other is primarily comprised of corporate costs, including benefits and captive insurance.

Interest Expense

Interest expense was $178 million for first quarter 2014 compared with $149 million for first quarter 2013. The increase was driven by higher debt balances, primarily related to the acquisition of Express-Platte, and lower capitalized interest, partially offset by a weaker Canadian dollar.

Income Taxes

First quarter 2014 income tax expense from continuing operations was $164 million, compared with $130 million reported in the first quarter of 2013. The higher tax expense was driven by higher earnings. The effective tax rate was 26 percent in both the first quarter 2014 and the first quarter 2013.

Capitalization and Liquidity

Total debt outstanding at Spectra Energy at March 31, 2014 was $14.4 billion, with investment grade ratings. At the end of the quarter, there was $1.8 billion of available liquidity at Spectra Energy Partners and $1.1 billion of available liquidity at all other Spectra Energy subsidiaries. Spectra Energy has $1.3 billion of capital expansion spending planned in 2014, of which $0.9 billion will be at Spectra Energy Partners.

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Total capital spending in the first quarter of 2014 was $392 million, excluding reimbursements from noncontrolling interests, comprised of approximately $308 million of growth capital expenditures, and $84 million of maintenance capital expenditures.

Additional Information

Additional information about first quarter 2014 earnings can be obtained via the Spectra Energy Web site: www.spectraenergy.com.

The analyst call, held jointly with Spectra Energy Partners, is scheduled for today, Wednesday, May 7, 2014, at 8:00 a.m. CT. The webcast will be available via the Investors Section of both Spectra Energy’s Web site and Spectra Energy Partners’ Web site. The conference call can be accessed by dialing (888) 252-3715 in the United States or Canada, or (706) 634-8942 internationally. The conference code is “24832063” or “SE and SEP Quarterly Earnings Call.”

Please call five minutes prior to the scheduled start time. A replay of the call will be available until 5:00 p.m. CT, August 5, 2014, by dialing (800) 585-8367 with conference ID 24832063. The international replay number is (404) 537-3406, with the above conference ID. A webcast replay and transcript also will be available by accessing Spectra Energy’s or Spectra Energy Partners’ Web sites.

Non-GAAP Financial Measures

We use ongoing net income from controlling interests and ongoing diluted EPS as measures to evaluate operations of the company. These measures are non-GAAP financial measures as they represent net income from controlling interests and diluted EPS, adjusted for special items. Special items represent certain charges and credits which we believe will not be recurring on a regular basis. We believe that the presentation of ongoing net income and ongoing diluted EPS provide useful information to investors, as it allows them to more accurately compare our ongoing performance across periods. The most directly comparable GAAP measures for ongoing net income from controlling interests and ongoing diluted EPS are net income from controlling interests and diluted EPS.

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The primary performance measure used by us to evaluate segment performance is segment earnings from continuing operations before interest, income taxes, and depreciation and amortization (EBITDA). We consider segment EBITDA, which is the GAAP measure used to report segment results, to be a good indicator of each segment’s operating performance from its continuing operations as it represents the results of our segments’ operations before depreciation and amortization without regard to financing methods or capital structures. Our segment EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate EBITDA in the same manner.

We also use ongoing segment EBITDA and Other EBITDA (net costs) as measures of performance. Ongoing segment and Other EBITDA are non-GAAP financial measures as they represent reported segment and Other EBITDA adjusted for special items. We believe that the presentation of ongoing segment and Other EBITDA provides useful information to investors, as they allow investors to more accurately compare a segment’s or Other’s ongoing performance across periods. The most directly comparable GAAP measures for ongoing segment or Other EBITDA are reported segment or Other EBITDA.

We have also presented Distributable Cash Flow, which is a non-GAAP financial measure. We believe that the presentation of Distributable Cash Flow provides useful information to investors as it represents the cash generation capabilities of the company to support dividend growth. The most directly comparable GAAP measure for Distributable Cash Flow is net income.

The non-GAAP financial measures presented in this press release should not be considered in isolation or as an alternative to financial measures presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures of other companies because other companies may not calculate these measures in the same manner.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

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Forward-looking statements are based on our beliefs and assumptions. These forward-looking statements are identified by terms and phrases such as: anticipate, believe, intend, estimate, expect, continue, should, could, may, plan, project, predict, will, potential, forecast, and similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: the success of the completed drop-down; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an effect on rate structure, and affect the speed at and degree to which competition enters the natural gas and oil industries; outcomes of litigation and regulatory investigations, proceedings or inquiries; weather and other natural phenomena, including the economic, operational and other effects of hurricanes and storms; the timing and extent of changes in commodity prices, interest rates and foreign currency exchange rates; general economic conditions, including the risk of a prolonged economic slowdown or decline, or the risk of delay in a recovery, which can affect the long-term demand for natural gas and oil and related services; potential effects arising from terrorist attacks and any consequential or other hostilities; changes in environmental, safety and other laws and regulations; the development of alternative energy resources; results and costs of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general market and economic conditions; increases in the cost of goods and services required to complete capital projects; declines in the market prices of equity and debt securities and resulting funding requirements for defined benefit pension plans; growth in opportunities, including the timing and success of efforts to develop U.S. and Canadian pipeline, storage, gathering, processing and other related infrastructure projects and the effects of competition; the performance of natural gas and oil transmission and storage, distribution, and gathering and processing facilities; the extent of success in connecting natural gas and oil supplies to gathering, processing and transmission systems and in connecting to expanding gas and oil markets; the effects of accounting pronouncements issued periodically by accounting standard-setting bodies; conditions of the capital markets during the periods covered by forward-looking statements; and the ability to successfully complete merger, acquisition or divestiture plans; regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of the business following a merger,

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acquisition or divestiture. These factors, as well as additional factors that could affect our forward-looking statements, are described under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Information” in our 2013 Form 10-K, filed on February 28, 2014, and in our other filings made with the Securities and Exchange Commission (SEC), which are available via the SEC’s Web site at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. All forward-looking statements in this release are made as of the date hereof and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Media:	Caitlin Currie
(713) 627-5353
(713) 627-4747 (24-hour media line)
Analysts & Investors:	Roni Cappadonna
(713) 627-4778

Spectra Energy Corp (NYSE: SE), a FORTUNE 500 company, is one of North America’s leading pipeline and midstream companies. Based in Houston, Texas, the company’s operations in the United States and Canada include more than 22,000 miles of natural gas, natural gas liquids, and crude oil pipelines; approximately 305 billion cubic feet (Bcf) of natural gas storage; 4.8 million barrels of crude oil storage; as well as natural gas gathering, processing, and local distribution operations. Spectra Energy is the general partner of Spectra Energy Partners (NYSE: SEP), one of the largest pipeline master limited partnerships in the United States and owner of the natural gas, natural gas liquids, and crude oil assets in Spectra Energy’s U.S. portfolio. Spectra Energy also has a 50 percent ownership in DCP Midstream, the largest producer of natural gas liquids and the largest natural gas processor in the United States. Spectra Energy has served North American customers and communities for more than a century. The company’s longstanding values are recognized through its inclusion in the Dow Jones Sustainability World and North America Indexes and the CDP Global 500 and S&P 500 Climate Disclosure and Performance Leadership Indexes. For more information, visit www.spectraenergy.com and www.spectraenergypartners.com.

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Spectra Energy Corp

Quarterly Highlights

March 2014

(Unaudited)

(In millions, except per-share amounts and where noted)

	Three Months Ended
	March 31,
	2014	2013
COMMON STOCK DATA
Earnings Per Share, Diluted	$0.62	$0.51
Dividends Per Share	$0.335	$0.305
Weighted-Average Shares Outstanding, Diluted	672	670

INCOME
Operating Revenues	$1,843	$1,589
Total Reportable Segment EBITDA	1,022	845
Net Income - Controlling Interests	419	340

EBITDA BY BUSINESS SEGMENT
Spectra Energy Partners	$429	$347
Distribution	226	220
Western Canada Transmission & Processing	237	190
Field Services	130	88

Total Reportable Segment EBITDA	1,022	845
Other EBITDA	(17)	(14)

Total Reportable Segment and Other EBITDA	$1,005	$831

DISTRIBUTABLE CASH FLOW
Distributable Cash Flow	$631	$503
Coverage Ratio	2.8x	2.5x

CAPITAL AND INVESTMENT EXPENDITURES
Spectra Energy Partners (a)	$199	$301
Distribution	44	37
Western Canada Transmission & Processing	140	165
Other	9	10

Total Capital and Investment Expenditures, Excluding Acquisitions (a)	$392	$513

Expansion and Investment (a)	$308	$432
Maintenance	84	81

Total Capital and Investment Expenditures, Excluding Acquisitions (a)	$392	$513

Acquisitions (b)	$—	$1,254

	March 31,	December 31,
	2014	2013
CAPITALIZATION
Common Equity - Controlling Interests	34%	34%
Noncontrolling Interests and Preferred Stock	8%	8%
Total Debt	58%	58%

Total Debt	$14,422	$14,717
Book Value Per Share (c)	$12.62	$12.68
Actual Shares Outstanding	671	670

(a)	Excludes reimbursements from noncontrolling interests of $6 million in 2014.
(b)	Represents 2013 acquisition of Express-Platte.
(c)	Represents controlling interests.

Spectra Energy Corp

Quarterly Highlights

March 2014

(Unaudited)

(In millions, except where noted)

	Three Months Ended
	March 31,
	2014	2013
SPECTRA ENERGY PARTNERS
Operating Revenues	$581	$459
Operating Expenses
Operating, Maintenance and Other	185	150
Other Income and Expenses	33	38

EBITDA	$429	$347

Express Pipeline Receipts, MBbl/d (a,b)	193	207
Platte PADD II Deliveries, MBbl/d (b)	166	167
DISTRIBUTION
Operating Revenues	$718	$699
Operating Expenses
Natural Gas Purchased	388	369
Operating, Maintenance and Other	103	111
Other Income and Expenses	(1)	1

EBITDA	$226	$220

Number of Customers, Thousands	1,401	1,382
Heating Degree Days, Fahrenheit	4,251	3,525
Pipeline Throughput, TBtu (c)	294	314
Canadian Dollar Exchange Rate, Average	1.10	1.01

WESTERN CANADA TRANSMISSION & PROCESSING
Operating Revenues	$575	$443
Operating Expenses
Natural Gas and Petroleum Products Purchased	174	111
Operating, Maintenance and Other	165	151
Other Income and Expenses	1	9

EBITDA	$237	$190

Pipeline Throughput, TBtu	242	203
Volumes Processed, TBtu	177	175
Empress Inlet Volumes, TBtu	129	121
Canadian Dollar Exchange Rate, Average	1.10	1.01

FIELD SERVICES
Equity in Earnings of DCP Midstream, LLC	$130	$88

Cash Distributions to Spectra Energy	$59	$52
Natural Gas Gathered and Processed/Transported, TBtu/day (d)	7.2	6.9
Natural Gas Liquids Production, MBbl/d (d)	445	396
Average Natural Gas Price Per MMBtu (e)	$4.94	$3.34
Average Natural Gas Liquids Price Per Gallon (f)	$1.06	$0.89
Average Crude Oil Price Per Barrel (g)	$98.68	$94.66

(a)	Thousand barrels per day.
(b)	2013 data includes only activity since March 14, 2013, the date of acquisition of Express-Platte.
(c)	Trillion British thermal units.
(d)	Reflects 100% of DCP Midstream volumes.
(e)	Million British thermal units. Average price based on NYMEX Henry Hub.
(f)	Does not reflect results of commodity hedges. 2013 NGL price has been revised to reflect the impact of ethane rejection.
(g)	Average price based on NYMEX calendar month.

Spectra Energy Corp

Condensed Consolidated Statements of Operations

(Unaudited)

(In millions)

	Three Months Ended
	March 31,
	2014	2013
Operating Revenues	$1,843	$1,589
Operating Expenses	1,204	1,083

Operating Income	639	506

Other Income and Expenses	170	143
Interest Expense	178	149

Earnings Before Income Taxes	631	500
Income Tax Expense	164	130

Net Income	467	370
Net Income - Noncontrolling Interests	48	30

Net Income - Controlling Interests	$419	$340

Spectra Energy Corp

Condensed Consolidated Balance Sheets

(Unaudited)

(In millions)

	March 31,	December 31,
	2014	2013

ASSETS

Current Assets	$2,172	$2,081
Investments and Other Assets	8,214	8,238
Net Property, Plant and Equipment	21,610	21,829
Regulatory Assets and Deferred Debits	1,388	1,385

Total Assets	$33,384	$33,533

LIABILITIES AND EQUITY

Current Liabilities	$3,687	$4,039
Long-term Debt	12,600	12,488
Deferred Credits and Other Liabilities	6,494	6,425
Preferred Stock of Subsidiaries	258	258
Equity	10,345	10,323

Total Liabilities and Equity	$33,384	$33,533

Spectra Energy Corp

Distributable Cash Flow

(Unaudited)

(In millions)

	Three Months Ended
	March 31,
	2014	2013

Net Income	$467	$370
Add:
Interest expense	178	149
Income tax expense	164	130
Depreciation and amortization	200	186
Foreign currency gain	(3)	(2)
Less:
Third party interest income	1	2

EBITDA	1,005	831

Add:
Equity in earnings of unconsolidated affiliates	(161)	(110)
Distributions from unconsolidated affiliates	99	85
Other	3	(12)
Less:
Interest expense	178	149
Distributions to noncontrolling interests	39	32
Maintenance capital expenditures	92	83
Equity AFUDC	6	27

Total Distributable Cash Flow	$631	$503

Spectra Energy Corp

Reported to Ongoing Earnings Reconciliation

March 2014 Quarter-to-date

(Unaudited)

(In millions, except per-share amounts)

Reported/ Ongoing Earnings
SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION

Spectra Energy Partners	$429

Distribution	226

Western Canada Transmission & Processing	237

Field Services	130

Total Reportable Segment EBITDA	1,022

Other	(17)

Total Reportable Segment and Other EBITDA	$1,005

EARNINGS
Total Reportable Segment EBITDA and Other EBITDA	$1,005
Depreciation and Amortization	(200)
Interest Expense	(178)
Interest Income and Other	4
Income Tax Expense	(164)

Total Net Income	467
Total Net Income - Noncontrolling Interests	(48)

Total Net Income - Controlling Interests	$419

EARNINGS PER SHARE, BASIC	$0.63

EARNINGS PER SHARE, DILUTED	$0.62

Weighted Average Shares (reported and ongoing) - in millions

Basic	670
Diluted	672

Spectra Energy Corp

Reported to Ongoing Earnings Reconciliation

March 2013 Quarter-to-date

(Unaudited)

(In millions, except per-share amounts)

Reported/ Ongoing Earnings
SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION

Spectra Energy Partners	$347

Distribution	220

Western Canada Transmission & Processing	190

Field Services	88

Total Reportable Segment EBITDA	845

Other	(14)

Total Reportable Segment and Other EBITDA	$831

EARNINGS
Total Reportable Segment EBITDA and Other EBITDA	$831
Depreciation and Amortization	(186)
Interest Expense	(149)
Interest Income and Other	4
Income Tax Expense	(130)

Total Net Income	370
Total Net Income - Noncontrolling Interests	(30)

Total Net Income - Controlling Interests	$340

EARNINGS PER SHARE, BASIC	$0.51

EARNINGS PER SHARE, DILUTED	$0.51

Weighted Average Shares (reported and ongoing) - in millions

Basic	669
Diluted	670